EXHIBIT 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT: Mary Kerr Vice President Corporate Communications (717) 751-3071
THE BON-TON STORES, INC. ANNOUNCES PROPOSED SENIOR NOTES OFFERING
AND PROPOSED NEW MORTGAGE LOAN FACILITY
     York, PA, February 17, 2006 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced that it intends to offer, through its subsidiary The Bon-Ton Department Stores, Inc., $525 million in aggregate principal amount of senior notes due 2014 in a private placement, subject to market and other conditions. The notes are to be guaranteed on a senior unsecured basis by The Bon-Ton Stores, Inc. and each of its direct and indirect subsidiaries, other than The Bon-Ton Department Stores, Inc., that is a borrower or guarantor under a proposed new senior secured credit facility into which certain operating subsidiaries will enter in connection with the Company’s acquisition of the Northern Department Store Group of Saks Incorporated.
     The Company expects that the offering, which is conditioned upon the acquisition of the Northern Department Store Group, are to be completed in early March 2006. The net proceeds of the offering, together with borrowings under the proposed new senior secured credit facility and a proposed new mortgage loan facility, will be used to finance the Company’s acquisition of the Northern Department Store Group, repay the existing senior secured credit facility and pay fees and expenses related to the acquisition, the issuance of the notes and the new credit and loan facilities.
     The notes will be offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States to non-United States persons in compliance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold within the United States, or to, or for the account or benefit of, United States persons absent such registration, except pursuant to an exemption from, or in a transaction not subject to, such registration requirement.
     This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
     Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding certain events such as the completion of the offering, the completion of the Northern Department Store Group acquisition, the timing of the closing of the offering, and the use of proceeds from the offering. Such statements are based on current beliefs and expectations of The Bon-Ton Stores, Inc. management and are subject to significant risks and uncertainties. Actual events may differ from those set forth in the forward-looking statements.
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